UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2009

iBASIS, INC.
______________
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-27127	04-3332534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Second Avenue, Burlington, MA 01803
(Address of Principal Executive Offices) (Zip Code)

(781) 505-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 26, 2009, iBasis, Inc. (“iBasis” or “we”) issued a press release regarding financial results for the fourth quarter ended December 31, 2008.  A copy of that press release is being furnished as part of this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.  The information set forth in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 26, 2009, iBasis and Silicon Valley Bank (the “Lender”) entered into that certain Third Loan Modification Agreement with an effective date as of December 30, 2008 (the “Third Loan Modification Agreement”) to the Second Amended and Restated Loan and Security Agreement, as amended by the Second Loan Modification Agreement dated as of September 30, 2008 and the First Loan Modification Agreement dated as of April 28, 2008 (as amended, the “Amended Loan Agreement”).

The Third Loan Modification Agreement contains the following amendments, among others, (i) decrease in the aggregate amount available under the secured revolving credit facility to $35 million; (ii) extension of the maturity date to September 30, 2010, (iii) establishment of minimum interest rates payable on amounts drawn under the secured revolving credit facility, which include an interest rate floor of 4.25% on amounts subject to the Lender’s prime rate and an interest rate floor of 2.0% on amounts subject to the LIBOR rate; (iv) change in formulas for determining quarterly adjustments to margins applicable to prime rate and LIBOR rate and formula for unused revolving line fee from formulas based on the total funded debt ratio to formulas based on EBITDA minus capital expenditures; (v) increase in the frequency of certain financial reporting requirements from quarterly to monthly and as requested by the Lender; (vi) modification of the minimum adjusted quick ratio financial covenant to require a minimum adjusted quick ratio of 0.80 to 1.00 for the fiscal quarter ended December 31, 2008 and as of the end of each fiscal quarter thereafter; (vii) deletion of the minimum consolidated EBITDA financial covenant; (viii) addition of a financial covenant requiring consolidated EBITDA minus capital expenditures to be at least (a) ($1,000,000) with respect to the fiscal quarters ending December 31, 2008 and March 31, 2009, (b) $1.00 with respect to the fiscal quarter ending June 30, 2009, (c) $1,750,000 with respect to the fiscal quarter ending September 30, 2009, and (d) $3,500,000 with respect to the fiscal quarter ending December 31, 2009 and each fiscal quarter thereafter; and (ix) modify the minimum liquidity financial covenant to require a minimum liquidity amount of $17.5 million at the end of each fiscal month through August 31, 2009 and a minimum of $20 million at the end of each fiscal month thereafter.  In connection with the Third Loan Modification Agreement, iBasis is paying the Lender a modification fee of $52,500 and a revolving line renewal fee of $175,000.

After incorporation of the changes in the Third Loan Modification Agreement, the Amended Loan Agreement generally provides that iBasis may borrow up to $35 million from time to time under a secured revolving credit facility for the period which commenced on October 2, 2007 and has been extended to September 30, 2010.  The interest payable on amounts drawn under this revolving credit facility are based on either the Lender’s prime rate, plus a margin, or LIBOR, plus a margin, both of which are subject to minimum interest rate floors.  The revolving credit facility is also guaranteed by iBasis Global, Inc., iBasis Retail, Inc., iBasis Securities Corporation and KPN International Network Services, Inc., all of which are wholly-owned subsidiaries of iBasis.  The revolving credit facility is secured by a first priority lien and security interest in the assets of iBasis and such guarantors.  In addition, iBasis has pledged two-thirds of all its shares of iBasis Netherlands B.V. (formerly KPN Global Carrier Services B.V.), which is a wholly-owned subsidiary of iBasis, as collateral for the revolving credit facility.  Proceeds from the credit facility may be used solely as (i) working capital, (ii) to fund general business  requirements, and (iii) to fund the dividend declared by iBasis in connection with the transactions with KPN.

Item 9.01.     Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Document

99.1	Press Release dated January 26, 2009 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 26, 2009	iBASIS, INC.

		By:	/s/ Mark S. Flynn
Chief Legal Officer and Corporate Secretary

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